FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-08

NEW ISSUE CMBS: BBCMS 2023-C20

$743.256MM NEW ISSUE CMBS

JOINT LEADS:	BARCLAYS; BOFA SECURITIES; BMO CAPITAL MARKETS; SOCIÉTÉ GÉNÉRALE; UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES; MISCHLER FINANCIAL GROUP, INC.

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

CLASS	RATINGS (S/F/K)	AVAILABLE SIZE ($MM)	C/E	WAL	COUPON	PRICE	YIELD	SPREAD	(J+)
A-1	AAA/AAA/AAA	4.630	30.000%	2.60	-------Auction N/A----------
A-2	AAA/AAA/AAA	149.200	30.000%	4.89	6.38300	101.87469	5.95454	+200
A-3	AAA/AAA/AAA	29.880	30.000%	6.75	5.99100	100.99670	5.84053	+200
A-4	AAA/AAA/AAA	111.850	30.000%	9.59	5.31000	100.99347	5.20684	+148
A-5	AAA/AAA/AAA	276.960	30.000%	9.87	5.57600	102.99360	5.21609	+150
A-SB	AAA/AAA/AAA	5.129	30.000%	7.13	5.86000	102.99498	5.37213	+155
A-S	AA-/AAA/AAA	107.275	17.000%	9.93	5.97300	102.99573	5.61394	+190
B	NR/AA-/AA-	37.134	12.500%	9.93	6.16700	99.99789	6.21394	+250
C	NR/A-/A	21.208	9.930%	9.93	6.82779*	92.98790	7.71394	+400

*Initial WAC Coupon.

PRICED TOE: 3:27PM ET

Settlement:	On or About July 11, 2023

----------------------------------------------------

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.